Exhibit 5.2

August 29, 2025

Purple Biotech Ltd.

4 Oppenheimer Street

Science Park

Rehovot 7670104, Israel

Ladies and Gentlemen:

We have acted as special U.S. counsel to Purple Biotech Ltd., an Israeli company (the “Company”), in connection with the offering by the Company of (i) 2,702,702 American Depositary Shares (the “ADSs”), each ADS representing two hundred (200) ordinary shares of the Company, no par value per share (the “Ordinary Shares”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 2,702,702 ADSs at an exercise price of $0.0001 per ADS (the “Pre-Funded Warrant ADSs”), (iii) Series B warrants (the “Series B Warrants”) to purchase up to an aggregate of 5,405,404 ADSs (the “Series B ADSs”), and (iv) placement agent warrants (the “Placement Agent Warrants” and together with the Pre-Funded Warrants and the Series B Warrants, the “Warrants”) to purchase up to an aggregate of 189,189 ADSs (the “Placement Agent ADSs” and together with the Pre-Funded Warrant ADSs and the Series B ADSs, the “Warrant ADSs”) pursuant to a registration statement on Form F-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on August 29, 2025, under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus contained therein (the “Prospectus”). This opinion is being rendered in connection with the offering by the Company of the ADSs and Warrants pursuant to the terms of (i) a Securities Purchase Agreement, to be entered into among the Company and the purchasers identified on the signature pages thereto and (ii) an engagement agreement dated as of August 4, 2025, by and between the Company and H.C. Wainwright & Co., LLC. The ADSs and the Warrant ADSs will be issued pursuant to a Deposit Agreement dated as of November 6, 2015 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and all Owners and Holders (each as defined therein) from time to time of ADSs of the Company issued thereunder.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the form of Amended and Restated Articles of Association of the Registrant to be effective immediately prior to listing on the Nasdaq Capital Market (the “Articles of Association”), (ii) certain resolutions related to the filing of the Registration Statement, the authorization and issuance of the Ordinary Shares represented by the ADSs and related matters, (iii) the Registration Statement and all exhibits thereto, (iv) the forms of Warrants, (v) a certificate executed by an officer of the Company, dated as of the date hereof, and (vi) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

Haynes and Boone, LLP
Attorneys and Counselors
30 Rockefeller Plaza
26th Floor
New York, New York 10112
T (212) 659-7300
F (212) 918-8989
www.haynesboone.com

Purple Biotech Ltd.

August 29, 2025

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	When the ADSs have been issued and delivered in accordance with and in the manner described in the Prospectus against payment in full of the consideration payable therefor, the ADSs will be valid and legally binding obligations of the Company.

2.	When the ADSs are issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such ADSs will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein.

3.	When the Warrants have been issued and delivered in accordance with and in the manner described in the Prospectus against payment in full of the consideration payable therefor, the Warrants will constitute valid and legally binding obligations of the Company.

4.	When the Warrants have been duly executed by the Company and delivered to and paid for in accordance with and in the manner described in the Prospectus against payment in full of the consideration payable therefor, the Warrant ADSs will have been duly authorized, and if, as and when issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such Warrant ADSs will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein.

Please note that we are opining only as to the matters expressly set forth herein and that no opinion should be inferred as to any other matter. We are opining herein as to the laws of the State of New York as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations. This opinion is based upon currently existing laws, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. In rendering the foregoing opinions, we have relied, for matters involving Israeli law, solely on the opinion of FISCHER (FBC & Co.), Israeli counsel to the Company.

This opinion is being rendered solely in connection with the registration of the offering and sale of the ADSs and the Warrant ADSs, pursuant to the registration requirements of the Securities Act.

Purple Biotech Ltd.

August 29, 2025

We hereby consent to the use of this opinion as Exhibit 5.2 to the Company’s Registration Statement to be filed with the Commission on or about August 29, 2025, which will be incorporated by reference in the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP